ALAMO GROUP

CONFIDENTIAL

May 3, 2024

Mr. Richard Wehrle
[Nonmaterial confidential address information omitted]

Re: Consulting Agreement

Dear Richard,

This letter is to confirm our understanding regarding your consulting role with Alamo Group Inc. (the "Company") following your retirement. As we have discussed, the Company has a need for you to continue to provide services in a consultant capacity after your retirement given your current role, tenure with the Company and your specialized knowledge.

You agree to consult with the Company on an as needed basis in order to, among other things, ensure an orderly and smooth transition of your job duties to Agnes Kamps, the Company's newly appointed EVP, Treasurer and Chief Financial Officer. In general, we anticipate that we will require general advice concerning the CFO role and duties including treasury, financial accounting, board of directors and similar related matters and company reporting matters. The Company may request that you provide additional consulting services as needed from time to time.

The consulting arrangement will begin on May 3, 2024 and expire on August 31, 2024. In exchange for your services, you will be compensated at a fixed monthly rate as follows: (i) $15,000 for the month of May, (ii) $15,000 for the month of June, (iii) $10,000 for the month of July and (iv) $10,000 for the month of August. Additionally, the Company will reimburse you for all reasonable out of pocket expenses necessarily incurred to perform the services, including travel and any other reasonable expenses. Invoices must be submitted for reimbursement of any such expenses that include information and/or receipts detailing such expenditures.

You agree to perform services for the Company as an independent contractor and not as an employee. Accordingly, you are solely responsible for the manner in which the above-described services are performed, as well as the payment of any and all applicable taxes related to payments made to you pursuant to this agreement. Although you will act as an independent contractor, you agree to be bound by the Company's policies, including those related to confidentiality and the Company's Code of Business Conduct and Ethics. You also agree to abide by the Company's Insider Trading Policy during the consulting period, as you will likely be privy to material information concerning the Company, including financial information.

Finally, the Company agrees that it shall hold harmless and indemnify you from any and all claims related to the services you perform for the Company pursuant to this agreement to the fullest extent the Company is authorized and permitted to do so under its organizational documents and applicable law.

If you have any questions or comments about the above, please let me know. Thank you for your past service and for all of your ongoing assistance.

Best regards,

Jeffery A. Leonard
President & CEO
Alamo Group Inc.

Agreed to and accepted:

Richard Wehrle